                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12


                  AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                  AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.
                       445 MARINE VIEW AVENUE, SUITE 230
                           DEL MAR, CALIFORNIA 92014

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 24, 2000

Dear Stockholder:

     You are invited to attend the Annual Meeting of the Stockholders of American Residential Investment Trust, Inc. ("AMREIT"), which will be held on May 24, 2000, at 10:00 a.m. at the L'Auberge Del Mar Resort, for the following purposes:

     1. To elect three Class III directors, each to hold office for a three-year term and until their respective successors are elected and qualified. Management has nominated the following persons for election at the meeting: John M. Robbins, Jay M. Fuller and Mark J. Riedy.

     2. To consider and vote upon a proposal to amend the 1997 Outside Directors Stock Option Plan to increase the maximum aggregate number of shares reserved for issuance thereunder by 60,000 shares of common stock.

     3. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on April 17, 2000 are entitled to notice of, and to vote at, this meeting and any adjournments thereof.

                                          By order of the Board of Directors,

                                          CLAY STRITTMATTER
                                          Secretary

Del Mar, California
April 24, 2000

     IMPORTANT: PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTPAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

                  AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 24, 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
GENERAL INFORMATION.........................................    1
EXECUTIVE COMPENSATION AND OTHER MATTERS....................    6
REPORT OF THE COMPENSATION COMMITTEE OF
  THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION..........   11
COMPARISON OF STOCKHOLDER RETURN............................   13
ELECTION OF DIRECTORS.......................................   13
AMENDMENT TO 1997 OUTSIDE DIRECTORS PLAN....................   14
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL
  MEETING...................................................   16
TRANSACTION OF OTHER BUSINESS...............................   17

                  AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.
                       445 MARINE VIEW AVENUE, SUITE 230
                           DEL MAR, CALIFORNIA 92014

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

     The accompanying proxy is solicited by the Board of Directors of American Residential Investment Trust, Inc., a Maryland corporation ("AMREIT"), for use at the Annual Meeting of Stockholders to be held May 24, 2000, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is April 24, 2000, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                              GENERAL INFORMATION

     Annual Report. An annual report for the fiscal year ended December 31, 1999, is enclosed with this Proxy Statement.

     Voting Securities. Only stockholders of record as of the close of business on April 17, 2000 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 8,055,500 shares of common stock, $0.01 par value, of AMREIT issued and outstanding. Stockholders may vote in person or in proxy. Each holder of shares of common stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. AMREIT's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining a quorum.

     Solicitation of Proxies. The cost of soliciting proxies will be borne by AMREIT. In addition, AMREIT will solicit stockholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of AMREIT registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. AMREIT may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation. In addition, AMREIT has engaged the services of American Stock Transfer and Trust Company to solicit proxies. AMREIT will pay a fee for such services, which it reasonably expects to be no more than $1,000.

     Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the election of the nominees for director and the proposals contained in this Proxy Statement and at the discretion of the proxy holders on any other matter that comes before the meeting. A stockholder giving a proxy has the power to revoke his or her proxy at any time prior to the time it is voted by delivery to the Secretary of AMREIT of either a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

     Stock Ownership of Certain Beneficial Owners and Management. The following table sets forth certain information, as of March 24, 2000, with respect to the beneficial ownership of AMREIT's common stock by (i) all persons known by AMREIT to be the beneficial owners of more than 5% of the outstanding common stock of AMREIT, (ii) each director and director-nominee of AMREIT, (iii) each executive officer of

AMREIT named in the Summary Compensation Table, and (iv) all executive officers and directors of AMREIT as a group.

                                                           SHARES OWNED(1)
                                                      --------------------------
                                                       NUMBER      PERCENTAGE OF
              NAME OF BENEFICIAL OWNER                OF SHARES      CLASS(2)
              ------------------------                ---------    -------------
MDC REIT Holdings, LLC(3)...........................  1,600,000        19.9%
Howard Amster(4)....................................    687,500         8.5
H. James Brown(5)...................................     15,000           *
Ray McKewon(5)......................................     14,000           *
Richard Pratt(5)....................................     20,800           *
Mark Riedy(5).......................................     17,500           *
David E. De Leeuw(6)................................     14,500           *
John M. Robbins(7)..................................    386,653         4.7
Jay M. Fuller(7)....................................    323,600         3.9
Mark A. Conger(8)...................................          0           *
Judith A. Berry(9)..................................    109,980         1.4
Lisa S. Faulk(10)...................................     70,000           *
Rollie O. Lynn(11)..................................     67,600           *
All Directors and Executive Officers as a group (11
  persons)(6)(7)(12)................................  1,039,633        11.7

---------------
  *  Represents less than 1% of the outstanding shares of AMREIT's common stock.

 (1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable.

 (2) Calculated on the basis of 8,055,500 shares of common stock outstanding, except that shares of common stock underlying options exercisable within 60 days of March 24, 2000 are deemed to be outstanding for purposes of calculating the beneficial ownership of securities of the holders of such options.

 (3) The address for MDC REIT Holdings, LLC ("Holdings") is 445 Marine View Avenue, Suite 230, Del Mar, CA 92014. Home Asset Management Corp. (the "Manager") is the managing member of Holdings pursuant to an operating agreement. Accordingly, the Manager may be deemed to have voting control of the shares of AMREIT's common stock held by Holdings with respect to ordinary and usual matters. Transactions which could result in the disposition of the shares of AMREIT's common stock by Holdings require the approval of the members of Holdings having membership interests which constitute more than 80% of all membership interests. No single member or group of affiliated members of Holdings holds 80% of the membership interests of Holdings. The shares of AMREIT's common stock held by Holdings have been pledged as collateral to certain entities affiliated with TCW/Crescent Mezzanine, L.L.C.

 (4) This information is from the Schedule 13D filed by Mr. Amster. Mr. Amster has sole voting power of 607,500 shares and shared voting power of 23,800 shares. Ramat Securities Ltd. owns 80,000 shares and Mr. Amster is 83% owner of Ramat Securities. Mr. Amster disclaims beneficial ownership of the following shares which are not included in the Beneficial Ownership table:
     4,800 shares held by Tamara F. Gould IRA, Mr. Amster and Tamara Gould are husband and wife; 65,200 shares held by Gould Trading Company, which is 100% owned by Tamara Gould; 3,600 shares held by Amster Ltd. Partnership, of which Mr. Amster is a General Partner; 11,600 shares held by Amster Trading Co. Charitable Remainder Unitrust, of which Mr. Amster has the right to change the trustee; 8,200 shares held by Howard M. Amster Charitable Remainder Unitrust, of which Mr. Amster has the right to change the trustee; and 400 shares held by Pleasant Lake Apt. Ltd. Partnership, of which Mr. Amster is the President.

 (5) Includes 12,500 shares of common stock issuable upon exercise of options exercisable within 60 days of March 24, 2000.

 (6) Mr. De Leeuw is also a director of the Manager. He disclaims beneficial ownership of the shares of AMREIT's common stock held by Holdings. See Note 3 above.

 (7) Includes 267,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 24, 2000. Mr. Robbins and Mr. Fuller are directors of the Manager. They each disclaim beneficial ownership of the shares of AMREIT's common stock held by Holdings. See Note 3 above.

 (8) Mr. Conger left the Company in July 1999.

 (9) Includes 100,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 24, 2000.

(10) Includes 70,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 24, 2000.

(11) Includes 67,600 shares of common stock issuable upon exercise of options exercisable within 60 days of March 24, 2000.

(12) Includes 821,600 shares of common stock issuable upon exercise of options exercisable within 60 days of March 24, 2000.

     Directors. The table below sets forth certain information, as of March 24, 2000, with respect to age and background of AMREIT's directors, including the Class III nominees to be elected at this meeting.

                                                                      DIRECTOR
       NAME                    POSITION WITH AMREIT             AGE    SINCE
       ----                    --------------------             ---   --------
Class III directors whose terms expire at the 2000 Annual Meeting of
  Stockholders:
John M. Robbins            Chairman of the Board, Chief         52      1997
                          Executive Officer and Director
Jay M. Fuller           President, Chief Operating Officer      49      1997
                                   and Director
Mark J. Riedy                        Director                   57      1997

Class I directors to be elected at the 2001 Annual Meeting of Stockholders:
H. James Brown                       Director                   59      1997
Ray McKewon                          Director                   51      1997

Class II directors whose terms expire at the 2002 Annual Meeting of
  Stockholders:
David E. De Leeuw                    Director                   55      1997
Richard T. Pratt                     Director                   63      1997

     JOHN M. ROBBINS has served as Chairman of the Board of Directors and Chief Executive Officer and Director of AMREIT since its formation in February 1997. Prior to joining AMREIT, Mr. Robbins was Chairman of the Board of American Residential Mortgage Corporation ("AMRES Mortgage") from 1990 until 1994 and President of AMRES Mortgage from the time he co-founded it in 1983 until 1994. He also served as Executive Vice President of Imperial Savings Association from 1983 to 1987. Mr. Robbins has worked in the mortgage banking industry since 1973. Mr. Robbins has served two terms on the Board of Governors and the Executive Committee of the Mortgage Bankers Association of America, and has served on FNMA's National Advisory Board. Mr. Robbins also serves as a director of Pacific Research & Engineering Corporation, Garden Fresh Restaurant Corporation, National Bankcard and the University of San Diego.

     JAY M. FULLER has served as President, Chief Operating Officer and Director of AMREIT since its formation in February 1997. Prior to joining AMREIT, Mr. Fuller served as President of Victoria Mortgage from 1995 to 1996. Mr. Fuller was an Executive Vice President and Chief Administration Officer of AMRES Mortgage from 1985 to 1994 and Senior Vice President from 1983 to 1985. In these capacities, at various times, Mr. Fuller was responsible for, among other things, mortgage loan originations and servicing for AMRES Mortgage. Mr. Fuller has worked in the mortgage banking industry continuously since 1975. Mr. Fuller currently serves as President of Friends of Santa Fe Christian Schools.

     MARK J. RIEDY, PH.D. is currently employed as the Ernest W. Hahn Professor of Real Estate Finance at the University of San Diego. In such capacity, he teaches courses in real estate finance. Prior to his employment at the University, Dr. Riedy served as President and Chief Executive Officer of the National Council of Community Bankers in Washington, D.C. from 1988 to 1992. From 1987 to 1988, Dr. Riedy served as President and Chief Operating Officer of the J.E. Robert Companies. Dr. Riedy was President, Chief Operating Officer and Director of the Federal National Mortgage Association from 1985 to 1986. Dr. Riedy currently serves as a director of Pan Pacific Retail Properties, Inc. and two other private companies.

     H. JAMES BROWN, PH.D. has served as the President and Chief Executive Officer of the Lincoln Institute of Land Policy since 1996, an educational institution formed to study and teach land policy, including land economics and land taxation. Prior to 1996, Dr. Brown was a professor at the Kennedy School of Government at Harvard University from 1970 to 1996. During his tenure at Harvard University, Dr. Brown served as a director of the Joint Center Housing Studies, Chairman of the City and Regional Planning Program and as Director of the State, Local and Intergovernmental Center at Harvard University and MIT/Harvard University Joint Center for Urban Studies. In addition, Dr. Brown has served as a Managing Partner of Strategic Property Investments, Inc., a company specializing in real estate asset management from 1988 to 1991. Dr. Brown also serves as a director of Building Materials Holding Company, a distributor and retailer of building materials.

     RAY MCKEWON is a co-founder and Executive Vice President of Accredited Home Lenders, a mortgage banking firm founded in 1990 which specializes in sub-prime credit. From 1980 to 1990, Mr. McKewon was a managing partner of the Enterprise Management Company, a venture capital firm that he co-founded and which provided capital to companies including Dura Pharmaceuticals, Cytotech (sold to Quidel), Impulse Enterprise, McKewon & Timmins (sold to First Affiliated), Garden Fresh Restaurants, Intelligent Images (merged into and renamed Darox) and Sunward Technology (merged into Read-Rite).

     DAVID E. DE LEEUW has served as a Director of AMREIT since its formation in February 1997. Mr. De Leeuw is a co-founder and a Managing Director of McCown De Leeuw & Co., Inc., a private equity firm that buys and builds middle-market companies in partnership with management teams. Prior to co-founding McCown De Leeuw & Co. in 1984, Mr. De Leeuw was employed by Citibank as Vice President and Deputy Head of the Merger and Acquisition Department and as Head of the Leveraged Acquisition Unit. Mr. De Leeuw currently serves as Vice Chairman of Aurora Foods, Inc. and a director of several other private companies.

     RICHARD T. PRATT, D.B.A. currently serves as Chairman of Richard T. Pratt Associates, a position he has held since 1992, performing consulting activities, including strategic studies for the Federal Home Loan Mortgage Corporation, on-site consulting for the Housing Section Perform Project in Russia and Kazakhstan for the U.S. Agency for International Development and various strategic consultations for private sector institutions. Dr. Pratt also held the position of Professor of Finance at the David Eccles School of Business at the University of Utah from 1966 to 1998, when he retired. From 1983 to 1991, Dr. Pratt served as Chairman of Merrill Lynch Mortgage, Inc., a subsidiary of Merrill Lynch & Company. From 1991 to 1994, Dr. Pratt served as Managing Director of the Financial Institutions Group of Merrill Lynch. Dr. Pratt was Chairman of the Federal Home Loan Bank System from 1981 to 1983.

BOARD OF DIRECTOR'S MEETINGS AND COMMITTEES

     During the fiscal year ended December 31, 1999, the Board held seven meetings. Each director serving on the Board in fiscal year 1999 attended all such meetings of the Board and any committees on which he served.

     AMREIT does not have a standing Nominating Committee, but does have an Audit Committee and a Compensation Committee.

     The Audit Committee's function is to review with AMREIT's independent auditors and management, the annual financial statements and independent auditors' opinion, review the scope and results of the examination of AMREIT's financial statements by the independent auditors, approve all professional services performed by the independent auditors and related fees, recommend the retention of the independent auditors to the Board and periodically review AMREIT's accounting policies and internal accounting and financial controls. The members of the Audit Committee for fiscal 1999 were H. James Brown, David E. De Leeuw and Ray McKewon. During the fiscal year ended December 31, 1999, the Audit Committee held one meeting.

     The Compensation Committee's function is to review salary and bonus levels and approve stock option grants for AMREIT's executive officers. The members of the Compensation Committee for fiscal 1999 were David E. De Leeuw, Richard T. Pratt and Mark J. Riedy. During the fiscal year ended December 31, 1999, the Compensation Committee held one meeting. For additional information concerning the Compensation Committee, see "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION."

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following table sets forth information concerning the compensation of the Chief Executive Officer of AMREIT and each of AMREIT's four other most highly compensated executive officers (the "Named Executive Officers") for services rendered in all capacities to AMREIT during the fiscal year ended December 31, 1997, December 31, 1998 and December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                                                   ------------
                                                       ANNUAL COMPENSATION          SECURITIES
                                                   ----------------------------     UNDERLYING
           NAME AND PRINCIPAL POSITION                SALARY(1)        BONUS(2)    OPTIONS/SARS
           ---------------------------             ----------------    --------    ------------
John M. Robbins                                    1999    $397,183    $      0        75,000
  CEO and Chairman of the Board of Directors       1998    $396,479    $      0             0
                                                   1997    $282,917    $300,000       220,000
Jay M. Fuller                                      1999    $298,201    $      0        75,000
  President and Chief Operating Officer            1998    $289,503    $250,000             0
                                                   1997    $230,208    $      0       220,000
Mark A. Conger(3)                                  1999    $ 95,139    $      0             0
  Executive Vice President and Chief Financial
  Officer                                          1998    $160,267    $      0             0
                                                   1997    $137,292    $112,500        70,000
Judith A. Berry(4)                                 1999    $121,875    $166,875(5)    100,000
  Executive Vice President and Chief Financial
  Officer
Rollie O. Lynn                                     1999    $121,250    $ 20,000        20,000
  Senior Vice President, Capital Markets           1998    $118,925    $      0             0
                                                   1997    $ 92,916    $ 56,250        50,000
Lisa S. Faulk                                      1999    $121,250    $ 64,789(6)     20,000
  Senior Vice President, Operations                1998    $111,354    $      0             0
                                                   1997    $ 20,833    $ 40,000        50,000

---------------
(1) All base salary amounts are paid directly by AMREIT and reimbursed to AMREIT by the Manager pursuant to a Management Agreement. See "Certain Relationships and Related Transactions."

(2) 1999 bonus amounts were paid directly by the AMREIT and reimbursed to AMREIT by the Manager pursuant to a Management Agreement. Bonuses with respect to 1997 and 1998 were paid solely in the discretion of the Board of Directors of the Manager.

(3) Mr. Conger left the Company in July 1999.

(4) Ms. Berry joined the Company in June 1999.

(5) Ms. Berry received a signing bonus of $54,375 and a performance bonus of $112,500.

(6) Ms. Faulk received a signing bonus of $21,789 and a performance bonus of $43,000.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides certain information concerning options to purchase AMREIT's common stock granted during the year ended December 31, 1999 to the Named Executive Officers:

                        INDIVIDUAL GRANTS IN FISCAL 1999

                                       % OF TOTAL                              POTENTIAL REALIZABLE VALUE
                                        OPTIONS                                AT ASSUMED ANNUAL RATES OF
                                       GRANTED TO                               STOCK PRICE APPRECIATION
                                       EMPLOYEES                                   FOR OPTION TERM(4)
                          OPTIONS      IN FISCAL     EXERCISE    EXPIRATION    --------------------------
         NAME            GRANTED(1)     YEAR(2)      PRICE(3)       DATE           5%            10%
         ----            ----------    ----------    --------    ----------    ----------    ------------
John M. Robbins........    75,000        20.34        $7.25      5/06/2010      $341,961      $  866,597
Jay M. Fuller..........    75,000        20.34        $7.25      5/06/2010      $341,961      $  866,597
Judith A. Berry........   100,000        27.12        $7.50      6/16/2010      $471,671      $1,195,307
Rollie O. Lynn.........    20,000         5.42        $7.25      5/06/2010      $ 91,190      $  231,093
Lisa S. Faulk..........    20,000         5.42        $7.25      5/06/2010      $ 91,190      $  231,093

---------------
(1) Options granted in fiscal 1999 are immediately available and generally vest fully within four years from the grant date. AMREIT has a repurchase right for unvested shares. Under the terms of the 1997 Plan, the administrator retains discretion, subject to the 1997 Plan limits, to modify the terms of outstanding options and to reprice outstanding options. The options have a term of 10 years, subject to earlier termination in certain situations related to termination of employment.

(2) Based on a total of 368,700 options granted to all employees and consultants during fiscal 1999.

(3) All options were granted at an exercise price equal to the fair market value of AMREIT's stock on the date of grant.

(4) Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission and do not represent AMREIT's estimate or projection of the future common stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders' continued employment through the vesting period. This table does not take into account any appreciation in the price of the common stock from the date of grant to date.

                               NEW PLAN BENEFITS

     Only non-employee directors are eligible to receive option grants under the Directors Plan. During the fiscal year ended December 31, 1999, four AMREIT directors each received 7,500 options to purchase shares of AMREIT's common stock at an exercise price equal to the fair market value of AMREIT common stock on the date of grant, which was $7.875.

     The following table provides information with respect to unexercised options held as of December 31, 1999, by the Named Executive Officers.

                        AGGREGATED OPTION/SAR EXERCISES
                    AND FISCAL YEAR-END OPTION/SAR VALUES(1)

                                                            NUMBER OF SHARES
                                                         UNDERLYING UNEXERCISED
                                                              OPTIONS/SARS
                                                          AT DECEMBER 31, 1999
                                                      ----------------------------
                        NAME                          EXERCISABLE    UNEXERCISABLE
                        ----                          -----------    -------------
John M. Robbins.....................................    267,000(2)      28,000(2)
Jay M. Fuller.......................................    267,000(2)      28,000(2)
Mark A. Conger......................................          0              0
Judith A. Berry.....................................    100,000              0
Rollie O. Lynn......................................     67,600         2,4000
Lisa S. Faulk.......................................     70,000              0

---------------
(1) The fiscal year-end value of "in-the-money" stock options and SARs granted in tandem with such options represents the difference or a portion of the difference between the exercise price of such options and SARs, respectively, and the fair market value of AMREIT's common stock as of December 31, 1999. The fair market value of AMREIT's common stock on December 31, 1999 was $6.875 per share, the closing price of the common stock reported on the New York Stock Exchange on such date. None of the options or SARs held by the named Executive Officers were "in the-money" on December 31, 1999.

(2) Includes options to purchase shares of common stock and SARs granted in tandem with certain options. The SARs are for 35% of the difference between the fair market value of the common stock at the time the related option is exercised and the exercise price, up to a maximum of $20 per share.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

     The Manager has entered into Employment and Non-Competition Agreements with Mr. Robbins and Mr. Fuller effective as of February 11, 1997 (the "Employment Agreements"). The Employment Agreements are for a term of five years, commencing on February 11, 1997 and provide for a minimum monthly base salary of not less than $25,000 in the case of Mr. Robbins and $20,833 in the case of Mr. Fuller. The Employment Agreements also provide for one year's salary to be paid upon termination of either of such employees without cause. Bonus payments in 1999 and 2000 will be at the discretion of the Board of Directors of the Manager. Subsequent to 1998, the Employment Agreements provide for payment of a bonus of up to 100% of base salary if certain financial targets and objectives are achieved. The annual base compensation for Mr. Robbins and Mr. Fuller was subsequently increased to $400,000 and $300,000, respectively.

     The Manager has also entered into an Employment and Non-Competition Agreement with Ms. Berry effective as of June 14, 1999 (the "CFO Agreement"). The CFO Agreement is for 30 months, commencing on June 14, 1999, and provides for a minimum monthly base salary of not less than $18,750. The CFO Agreement also provides for one year's salary to be paid upon termination of Ms. Berry's employment without cause. A minimum assured bonus payment of $125,000 will be paid to Ms. Berry for 2000. Subsequent to 2000, the CFO Agreement provides for a payment of a bonus of up to 100% of base salary if certain financial targets and objectives are achieved, AMREIT has entered into an agreement with Ms. Berry, whereby all financial obligations of the Manager, related to Ms. Berry's compensation, are guaranteed by AMREIT. If the Manager fails to pay any agreed upon salary or bonus to Ms. Berry, AMREIT will be obligated to make the payments.

     Mr. Robbins and Mr. Fuller each purchased stock of the Manager which is subject to repurchase by the Manager in the event the executive officer terminates his employment with AMREIT and the Manager. See "Certain Transactions."

     The Manager has also entered into letter agreements with Ms. Faulk and Mr. Lynn, which provide for base compensation of $125,000 and $100,000 per year, respectively. The annual base compensation for Mr. Lynn was subsequently increased to $125,000 and for Ms. Faulk to $140,000. In addition, the agreements provide for bonus payments after 1998 of up to 75% of Ms. Faulk's and Mr. Lynn's base salary, respectively, if certain financial targets and objectives are achieved.

     All options and SARs granted to date pursuant to AMREIT's 1997 Stock Incentive Plan and AMREIT's 1997 Stock Option Plan contain provisions pursuant to which unvested portions of outstanding options become fully vested upon a change of control in AMREIT, as defined under the relevant plan.

     Each of the officers of the Manager has modified his Employment Agreement with the Manager, which allowed each such person to become an employee of AMREIT. The Manager will reimburse AMREIT on a dollar for dollar basis for the actual cost to AMREIT of paying the base salaries of such officers.

COMPENSATION OF DIRECTORS

     Each independent director of AMREIT will be paid annual compensation of $15,000 with an additional $1,000 paid for attendance at a regularly scheduled Board of Directors meeting and $500 for attendance at a special or committee meeting. All directors will be reimbursed for any expenses related to attendance at meetings of the Board of Directors or committees of the Board of Directors. In addition to cash compensation, each non-employee director of AMREIT, except Mr. De Leeuw, receives an initial grant of options to purchase 7,500 shares of the common stock of AMREIT at the time he begins service as a director. The initial grant is at fair market value and will vest over a three-year period (one-third every twelve months). Thereafter, following the annual meeting of stockholders, AMREIT anticipates making annual grants to each non-employee director, except Mr. De Leeuw, of options to purchase 7,500 shares of AMREIT's common stock which will vest after one year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No officer or employee of AMREIT has participated in deliberations by AMREIT's Board of Directors concerning executive officer compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following transactions were concluded in connection with the formation of AMREIT and involve AMREIT, the Manager and certain executive officers, directors and affiliates of AMREIT and the Manager. Because of the relationships between the parties to each transaction, there can be no assurance that transactions described below were on terms as favorable to AMREIT as could have been obtained from unaffiliated third parties.

     On February 11, 1997, in connection with the founding of AMREIT, Holdings, Mr. Robbins and Mr. Fuller each purchased 1.6 million, 8,000 and 6,000 shares, respectively, of AMREIT's common stock at a price of $12.50 per share in cash.

     AMREIT and the Manager entered into a Management Agreement pursuant to which AMREIT pays base Management fees and incentive compensation to the Manager. AMREIT has entered into a Management Agreement with the Manager for an initial term of two years beginning February 11, 1997. The Management Agreement is renewed automatically for successive one year periods unless a notice of non-renewal is timely delivered by AMREIT. In 1999, the Manager accrued approximately $3.5 million in fees pursuant to the Management Agreement. The executive officers and certain directors of AMREIT are also executive officers and directors of the Manager. For a detailed description of the Management Agreement see information set forth under the caption "Business -- The Management Agreement" in AMREIT's Annual Report provided with this Proxy Statement.

     On February 11, 1997, in connection with the founding of AMREIT, the Manager issued the following securities to AMREIT's officers, directors, and beneficial holders of 5% or more of AMREIT's common stock and their Affiliates:

     - The Manager issued 1,000,000 shares of its common stock to entities affiliated with McCown De Leeuw & Co. and 127,032 shares to each of Mr. Robbins and Mr. Fuller. The shares of Manager's common stock were issued at a purchase price of $0.01 per share and paid in cash.

     - The Manager issued 12% senior secured notes in the principal amount of $25,000,000 (the "Notes") to entities affiliated with TCW/Crescent Mezzanine, L.L.C. The Notes were issued at a purchase price equal to $994.56 per $1,000 principal amount, paid in cash.

     - The Manager issued warrants to purchase up to 666,667 shares of its common stock to entities affiliated with TCW/Crescent Mezzanine, L.L.C. The warrants were purchased at a price of $0.20 per warrant share paid in cash and have an exercise price of $0.01 per share. The warrants expire on February 11, 2007; AMREIT paid TCW/Crescent Mezzanine, L.L.C. a fee of approximately $500,000 in connection with the sale and issuance of the Notes and these warrants.

     - The Manager issued warrants to purchase up to 17,149, 51,448, 34,299, and 34,299 shares of its common stock to entities affiliated with TCW/Crescent Mezzanine, L.L.C., entities affiliated with McCown De Leeuw & Co., and two senior officers of the Company, respectively. Pursuant to the terms of the Warrant Agreement, dated as of February 11, 1997, and as a result of a partial draw on certain letters of credit, warrants issued to the contributors have been terminated.

     The shares of the Manager's common stock held by Mr. Robbins and Mr. Fuller are subject to a right of repurchase by the Manager which lapses after the earlier of February 11, 2002 and the closing of a public offering by AMREIT which generates proceeds to AMREIT, which, when aggregated with the proceeds of all other public offerings, equals $150 million or more. The purchase price for the shares of the Manager's common stock in the event of a repurchase shall be
(i) equal to the book value of the securities in the event that the executive officer's employment is terminated without cause or in the event that the executive officer resigns for good cause, (ii) fair market value of the securities in the case of death, and (iii) a nominal amount in all other circumstances.

     In connection with the founding of AMREIT, on February 11, 1997, Holdings issued 29.91%, 45.98% and 1.5% ownership interests to entities affiliated with TCW/Crescent Mezzanine, L.L.C., entities affiliated with McCown De Leeuw & Co. and Mr. Lynn, respectively.

     The Manager and MDC Management Company II, L.P., ("MDC"), an affiliate of McCown De Leeuw & Co., have entered into an advisory services agreement pursuant to which MDC will provide financial and management services to the Manager. Under the terms of the advisory services agreement, the Manager has accrued an initial fee obligation of $500,000 with an additional accrued annual fee of $250,000 to be paid to MDC. The initial fee will be paid only after the Manager has retired certain debt and preferred equity obligations.

     AMREIT has entered into employment agreements with certain of its executive officers. See "Employment Contracts, Termination of Employment and Change in Control Arrangements." AMREIT has also entered into an Indemnification Agreement with certain of its directors, officers and other key personnel.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires AMREIT's executive officers, directors and persons who beneficially own more than 10% of AMREIT's common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish AMREIT with copies of all
Section 16(a) forms filed by such persons.

     Based solely on AMREIT's review of such forms furnished to AMREIT and written representations from certain reporting persons, AMREIT believes that all filing requirements applicable to AMREIT's executive officers, directors and more than 10% stockholders were complied with, except that Judith Berry was late with respect to filing one report.

                      REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee is comprised of three non-management directors of the Board of Directors. No member of the Committee has been an executive officer or employee of AMREIT since AMREIT commenced operations on February 11, 1997. One member, Mr. De Leeuw, is also a director of the Manager.

     The Compensation Committee is responsible for reviewing the annual base and incentive compensation for executive officers and setting and administering the policies governing equity compensation of executive officers. Aggregate compensation is intended to be set at a level competitive with the amounts paid to the management of similarly sized companies in similar industries. The Committee also evaluates the performance of management.

     Compensation of AMREIT's executive officers consists primarily of base salary, bonuses based upon each executive officer's performance and longer term equity incentives. Prior to AMREIT's initial public offering in October 1997, all compensation matters were determined in the sole discretion of the Manager and base salaries were paid by the Manager. Subsequent to the IPO, although AMREIT pays the base salaries of the executive officers, it is reimbursed quarterly by the Manager for all costs incurred with respect to such payments. Accordingly, all salary levels for executive officers are determined by the board of directors of the Manager, rather than the Compensation Committee. In addition, all annual incentive bonus amounts are paid by the Manager and accordingly are determined by the Manager's board of directors. Subsequent to the IPO, the Committee has determined and will continue to determine the levels of stock option grants to be made to executive officers under the 1997 Stock Option Plan.

BASE SALARIES

     The CEO's and President's annual base salaries were originally set pursuant to the terms of at-will employment agreements negotiated with investors at the time of AMREIT's initial organization in February 1997. Each other executive officer's base salary was originally negotiated at the time the executive officer was hired. See "EXECUTIVE COMPENSATION AND OTHER MATTERS -- Employment Contracts, Termination of Employment and Change in Control Arrangements." No increases were made to executive base salaries in 1999.

BONUSES

     Pursuant to the agreements between the Manager and each of the executive officers, the board of directors of the Manager has established an incentive compensation program for executive officers. This program permits the board of directors of the Manager to award cash bonuses annually to executive officers. Bonus payments in 1999 were at the discretion of the Manager.

EQUITY COMPENSATION

     It is the policy of the Compensation Committee that a significant portion of the annual compensation of each executive officer be contingent upon the performance of AMREIT. The Committee also believes that employee equity ownership provides a major incentive to employees in building stockholder value and serves to align the interests of employees with stockholders.

     Like base salary, the level of options to purchase AMREIT's stock granted to each executive officer at the time of his or her employment and at the time of the IPO were negotiated at the time each executive officer was initially employed by the Manager pursuant to an employment agreement. After AMREIT's IPO, the Committee compared the stock ownership and options held by each executive officer with equity positions held by executive officers of similarly sized companies in similar industries. Based upon the Committee's review and the recommendation of AMREIT's CEO and President, the Committee granted two additional stock options to executive officers. The Committee believes that these grants were necessary to provide compensation to these executive officers at a level that approximates the median of the amounts paid to executive officers of similarly sized companies in similar industries.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The compensation of the Chief Executive Officer is based upon the same criteria outlined above for the executive officers of AMREIT. Mr. Robbins received no bonus payment with respect to 1999.

                                          THE COMPENSATION COMMITTEE
                                          David E. De Leeuw
                                          Richard T. Pratt
                                          Mark J. Riedy

                        COMPARISON OF STOCKHOLDER RETURN

     Set forth below is a line graph comparing changes in the cumulative total return on AMREIT's common stock, a broad market index (the "S&P-500 Index") and a peer group industry index ("Peer Group Index") for the period commencing on October 28, 1997, the date the common stock commenced trading on the New York Stock Exchange, and ending on December 31, 1999.

COMPARISON OF CUMULATIVE TOTAL RETURN FROM OCTOBER 28, 1997 THROUGH DECEMBER 31,
                                    1999(1)

AMERICAN RESIDENTIAL INVESTMENT TRUST, INC., PEER GROUP INDEX(2), S&P 500 INDEX

                                                         AMREIT                 PEER GROUP INDEX              S&P-500 INDEX
                                                         ------                 ----------------              -------------
10/28/97                                                 100.00                      100.00                      100.00
12/31/97                                                  79.17                       90.52                      105.27
12/31/98                                                  36.67                       43.77                      133.34
12/31/99                                                  47.77                       40.63                      159.38

---------------
(1) Assumes that $100.00 was invested on October 28, 1997 in AMREIT's common stock and each index, and that all dividends were reinvested. Dividends have been declared on AMREIT's common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

(2) The self determined Peer Group Index is comprised of the following companies: IndyMac Mortgage Holdings Inc.; Novastar Financial Inc.; Impac Mortgage Holdings, Inc.; Annaly Mortgage Management Inc.; Redwood Trust Inc.; Dynex Capital Inc.; Capstead Mortgage Corp.; and Thornburg Mortgage Inc. These are publicly traded companies that are predominantly in the residential mortgage REIT business.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     AMREIT has a classified Board of Directors currently consisting of two Class I directors (H. James Brown and Ray McKewon), two Class II directors (David E. De Leeuw and Richard T. Pratt), and three Class III directors (John M. Robbins, Jay M. Fuller and Mark J. Riedy), who will serve until the Annual Meetings of Stockholders to be held in 2001, 2002 and 2000, respectively, and until their respective successors are duly elected and qualified. Directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at such annual meeting. Information regarding each Director is set forth in the Section captioned "GENERAL
INFORMATION -- Directors."

     Management's nominees for election at the Annual Meeting of Stockholders to fill the Class III positions on the Board of Directors are John M. Robbins, Jay
M. Fuller and Mark J. Riedy. If elected, the nominees will serve as directors until AMREIT's Annual Meeting of Stockholders in 2003, and until their successors are elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominee as the proxy holders may designate.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     If a quorum is present, either in person or by proxy, the three nominees for the positions as Class III directors receiving the highest number of votes will be elected. Abstentions and broker non-votes will have no effect on the vote. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED ABOVE.

                                   PROPOSAL 2

              APPROVAL OF AMENDMENT OF 1997 OUTSIDE DIRECTORS PLAN

     AMREIT currently maintains the 1997 Outside Directors Plan, also referred to as the Directors Plan, which provides for the automatic grant of nonstatutory stock options to our nonemployee directors.

     AMREIT's stockholders have previously approved the reservation of 60,000 shares of common stock for issuance under the Directors Plan. To provide a reasonable reserve of shares to permit AMREIT to continue offering nonemployee directors a stock purchase opportunity, the Board of Directors has unanimously adopted, subject to stockholder approval, an amendment to increase the number of shares of common stock reserved for issuance under the Directors Plan by 60,000 shares, to a total of 120,000 shares. As of March 31, 2000, no shares remain available for future grants, without giving effect to the proposed amendment.

     The stockholders are now being asked to approve the increase in the share reserve of the Directors Plan by 60,000 shares. The Board of Directors believes that the amendment is in the best interests of AMREIT and its stockholders because the availability of an adequate reserve of shares available for issuance under the Directors Plan will enable AMREIT to continue to attract and retain valued directors.

SUMMARY OF THE PROVISIONS OF THE DIRECTORS PLAN

     The following summary of the Directors Plan is qualified in its entirety by the specific language of the Directors Plan, a copy of which is available to any stockholder upon request.

     General. The Directors Plan provides for the automatic grant of nonstatutory stock options to nonemployee directors of the Company, currently there are four outside directors of the Company that are eligible to receive grants under the Directors Plan.

     Shares Subject to Plan. A maximum of 60,000 shares of our authorized but unissued or reacquired shares of common stock may be issued upon the exercise of options granted pursuant to the Directors Plan, subject to appropriate adjustment in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in our capital structure. Subject to stockholder approval, the Board of Directors has amended the Directors Plan to increase the share reserve to 120,000 shares. To the extent any outstanding option under the Directors Plan expires or terminates prior to exercise in full or if AMREIT repurchases shares issued upon exercise of an option, the shares of common stock for which that option is not exercised or the repurchased shares are returned to the Directors Plan and will again be available for issuance under the Directors Plan.

     Administration. The Directors Plan is administered by the Board of Directors. The Directors Plan provides, subject to limitations set forth in the Directors Plan, for indemnification by AMREIT of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from the person's action or failure to act in administering the Directors Plan. The Board of Directors is authorized to interpret the Directors Plan and options granted thereunder, and all determinations of the Board of Directors will be final and binding on all persons having an interest in the Directors Plan or any option.

     Eligibility. Only directors of AMREIT who are not employees at the time of the grant are eligible to participate in the Directors Plan. Currently, we have four nonemployee, or outside, directors that are eligible to receive grants under the Directors Plan.

     Automatic Grant of Options. The Directors Plan provides that each outside director who is first elected or appointed as an outside director automatically will be granted an option to purchase 7,500 shares of common stock on the date of that initial election or appointment. The Directors Plan also provides for the annual automatic grant of an additional option to purchase 7,500 shares of common stock on the date of each Annual Meeting of the Stockholders of the Company.

     Terms and Conditions of Options. Each option granted under the Directors Plan is evidenced by a written agreement between AMREIT and the outside director specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Directors Plan. The exercise price per share must equal the fair market value, as determined pursuant to the plan, of a share of AMREIT's common stock on the date of grant. The fair market value of the common stock will be the closing price per share on the date of grant as reported on the New York Stock Exchange. All options granted under the Directors Plan will expire 10 years after the date that option is granted, subject to earlier termination in the event the outside directors' service with AMREIT ends or in the event of a change in control, as discussed below. As described above, each outside director receives an initial grant at the time that director begins service with AMREIT. One-third of the shares subject to that option will vest and become exercisable on each of the three anniversaries of the date on which the initial grant was granted. Each annual grant will vest and become exercisable on the first anniversary of the date the annual grant was granted.

     Generally, the exercise price may be paid in cash, by check, or in cash equivalent, by tender of shares of AMREIT's common stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares of common stock being acquired upon the exercise of the option, or by any combination of these. During the lifetime of the optionee, the option may be exercised only by the optionee. An option may not be transferred or assigned, except by will or by the laws of descent and distribution.

     Upon a change in control, all outstanding options will become immediately exercisable and vested as of the date ten (10) days prior to the change in control. In addition, the acquiring or successor corporation may assume AMREIT's rights and obligations under the Directors Plan or substitute substantially equivalent options for the options outstanding under the Directors Plan. Any options that are not assumed, substituted for, or exercised prior to the change in control will terminate.

     Termination or Amendment. The Directors Plan will continue until terminated by the Board of Directors or until all of the shares reserved for issuance under the plan have been issued. The Board of Directors may terminate or amend the Directors Plan at any time. However, without the approval of AMREIT's stockholders, the Board of Directors may not amend the Directors Plan to increase the total number of shares of common stock reserved for issuance or adopt any other amendment that would require approval of the stockholders under any applicable law, regulation or rule. No termination or amendment of the Directors Plan may adversely affect an outstanding option without the consent of the optionee, unless the termination or amendment is necessary to comply with any applicable law.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE DIRECTORS PLAN

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Directors Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

     A participant in the Directors Plan receives nonstatutory options, which have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the shares on the exercise date. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. No tax deduction is available to AMREIT with respect to the grant of a nonstatutory option or the sale of the stock acquired pursuant to that grant. AMREIT generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory option, except to the extent the deduction is limited by applicable provisions of the Code or the regulations thereunder.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the votes cast on the proposal at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of AMREIT common stock is present, either in person or by proxy, is required for approval of this proposal. Votes for and against, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. However, abstentions and broker non-votes will have no effect on the outcome of this vote.

     The Board of Directors believes that approval of the increase in the Directors Plan share reserve is in the best interests of AMREIT and its stockholders. THEREFORE, FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF AN INCREASE IN THE DIRECTORS PLAN SHARE RESERVE.

          STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

     AMREIT has an advanced notice provision in its Bylaws for stockholder business to be presented at meetings of stockholders. This provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice in writing to AMREIT's Secretary. In order to be timely, a stockholder proposal for next year's Annual Meeting of Stockholders must be received at AMREIT's offices at 445 Marine View Avenue, Suite 230, Del Mar, California 92014 between February 24 and March 25, 2001.

     Stockholders proposals to be included in AMREIT's Proxy Statement for next year's Annual Meeting of Stockholders must be received by AMREIT by December 21, 2000 and satisfy the conditions established by the Securities and Exchange Commission, specifically, Rule 14a-8 of the Exchange Act.

                         TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          CLAY STRITTMATTER
                                          Secretary

April 24, 2000

                  AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                      SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints John Robbins, Jay Fuller and Judith Berry, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock of American Residential Investment Trust, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the L'Auberge Del Mar Resort, Del Mar, California on Wednesday, May 24, 2000 at 10:00 a.m., and at any adjournment thereof (i) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (ii) in their discretion upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                  AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.

                                  MAY 24, 2000


                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

[X] PLEASE MARK YOUR VOTES
    AS IN THIS EXAMPLE.

1. ELECTION OF           FOR      WITHHELD            Nominees:  John M. Robbins
   DIRECTORS.            [ ]        [ ]                          Jay M. Fuller
                                                                 Mark J. Riedy
FOR ALL NOMINEE(S) (Except as written below):

----------------------------------------------

2.  To approve the amendment to the Company's         FOR   AGAINST   ABSTAIN
    1997 Outside Directors Plan to increase the       [ ]     [ ]       [ ]
    number of shares issuable thereunder from 60,000 to 120,000.

EVEN IF YOU ARE PLANNING TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.


Signature(s) ________________________________________ Date: _____________, 2000

NOTE: Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their title. Please date this Proxy.